EXHIBIT 99.1

PART I

Item 1.  Business

The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties.  Forward-looking statements include, but are not limited to, statements such as those made in "Products" regarding increased sales of DDR3 DRAM products and growth in demand for NAND Flash products and solid-state drives; and in "Manufacturing" regarding the transition to smaller line-width process technologies.  Our actual results could differ materially from our historical results and those discussed in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Item 1A. Risk Factors." All period references are to our fiscal periods unless otherwise indicated.

Corporate Information

Micron Technology, Inc., and its consolidated subsidiaries, a Delaware corporation, was incorporated in 1978.  As used herein, "we," "our," "us" and similar terms include Micron Technology, Inc. and its subsidiaries, unless the context indicates otherwise.  Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000.  Information about us is available on the internet at www.micron.com.  Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments to these reports, are available through the our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (the "SEC").  Materials filed by us with the SEC are also available at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Information on the operation of the Public Reference Room is available by calling (800) SEC-0330.  Also available on our website are our:  Corporate Governance Guidelines, Governance Committee Charter, Compensation Committee Charter, Audit Committee Charter and Code of Business Conduct and Ethics.  Any amendments or waivers of our Code of Business Conduct and Ethics will also be posted on our website at www.micron.com within four business days of the amendment or waiver.  Copies of these documents are available to shareholders upon request.  Information contained or referenced on our website is not incorporated by reference and does not form a part of this Annual Report on Form 10-K.

Overview

We are a global manufacturer and marketer of semiconductor devices, principally DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products.  In addition, we manufacture semiconductor components for CMOS image sensors and other semiconductor products.  We market our products through our internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world.  Our success is largely dependent on the market acceptance of our diversified portfolio of semiconductor products, efficient utilization of our manufacturing infrastructure, successful ongoing development of advanced process technologies and the return on research and development investments.

We obtain product for sale through two primary channels:  1) production from wholly-owned manufacturing facilities and 2) production from our joint venture manufacturing facilities.  In recent years, we have obtained additional manufacturing scale and diversity of products through strategic acquisitions and various partnering arrangements, including joint ventures which have helped us to attain lower cash costs than we could otherwise achieve through internal investments alone.  In addition, we have leveraged our significant investments in research and development by sharing costs of developing memory product and process technologies with our joint venture partners.

In the second quarter of 2011, we reorganized our business to better align with our markets.  All prior period amounts have been retrospectively adjusted to reflect this reorganization.  After the reorganization, we have the following four reportable segments:

DRAM Solutions Group ("DSG"): Includes high-volume DRAM products sold to the PC, consumer electronics, networking and server markets.

NAND Solutions Group ("NSG"):  Includes high-volume NAND Flash products sold into data storage, personal music players, and portions of computing markets, as well as NAND Flash products sold to Intel through our consolidated IM Flash joint ventures.

Wireless Solutions Group ("WSG"): Includes DRAM, NAND Flash and NOR Flash products, including multi-chip packages, sold to the mobile device market.

Embedded Solutions Group ("ESG"):  Includes DRAM, NAND Flash and NOR Flash products sold into automotive and industrial applications, as well as NOR and NAND flash sold to consumer electronics, networking, PC and server markets.

Our other operations do not meet the quantitative thresholds of a reportable segment and are reported under All Other.  All Other includes our CMOS image sensor, microdisplay and solar operations.

We are focused on improving our competitiveness in all segments by developing new products, advancing our technology and reducing costs.  On May 7, 2010, we completed our acquisition of Numonyx Holdings B.V. ("Numonyx"), which manufactures and sells NOR Flash, NAND Flash, DRAM and Phase Change memory technologies and products.  We acquired Numonyx in a stock-for-stock transaction to further strengthen our portfolio of memory products, increase manufacturing and revenue scale, access Numonyx’s customer base and provide opportunities to increase multi-chip offerings in the embedded and mobile markets.  (See "Item 8. Financial Statements – Notes to Consolidated Financial Statements – Numonyx Holdings B.V." note.)

Products

Dynamic Random Access Memory ("DRAM"): DRAM products are high-density, low-cost-per-bit, random access memory devices that provide high-speed data storage and retrieval.  DRAM products were 60%, 50% and 54% of our total net sales in 2010, 2009 and 2008, respectively.  DRAM products are sold by the DSG, WSG and ESG segments.  We offer DRAM products with a variety of performance, pricing and other characteristics including high-volume DDR3 and DDR2 products as well as specialty DRAM memory products including DDR, SDRAM, Mobile Low Power DRAM, PSRAM and RLDRAM.

DDR3 and DDR2:  DDR3 and DDR2 are standardized, high-density, high-volume DRAM products that are sold primarily for use as main system memory in computers and servers.  DDR3 and DDR2 products offer high speed and high bandwidth at a relatively low cost compared to other DRAM products.  DDR3 products were 22% of our total net sales in 2010 as compared to 7% of our total net sales in 2009 and we expect that sales of DDR3 products as a percentage of total net sales will continue to increase in 2011.  DDR2 products were 24%, 22% and 28% of our total net sales in 2010, 2009 and 2008, respectively.

We offer DDR3 products in 1 gigabit ("Gb") and 2 Gb densities and DDR2 products in 256 megabit ("Mb"), 512 Mb, 1 Gb and 2 Gb densities.  We expect that these densities will be necessary to meet future customer demands for a broad array of products and offer these products in multiple configurations, speeds and package types.  In connection with our investment in Inotera in 2009, we also offered DDR2 and DDR3 DRAM products manufactured by Inotera using a trench DRAM technology.  As Inotera transitioned to our stack DRAM technology it discontinued wafers starts on trench DRAM in July of 2010.  All wafer starts since that time have been on our stack DRAM technology.

Other DRAM products:  We also offer specialty DRAM memory products including DDR, SDRAM, DDR and DDR2 Mobile Low Power DRAM ("LPDRAM"), Pseudo-static RAM ("PSRAM") and Reduced Latency DRAM ("RLDRAM"), in densities ranging from 64 Mb to 2 Gb, which are used primarily in networking devices, servers, consumer electronics, communications equipment and computer peripherals as well as computer memory upgrades.  Aggregate sales of these products were 14%, 21% and 25% of our total net sales in 2010, 2009 and 2008, respectively.

NAND Flash memory ("NAND"):  NAND products are electrically re-writeable, non-volatile semiconductor memory devices that retain content when power is turned off.  NAND sales were 28%, 39% and 35% of our total net sales in 2010, 2009 and 2008, respectively.  NAND products are sold by the NSG, WSG and ESG segments.  NAND is ideal for mass-storage devices due to its fast erase and write times, high density, and low cost per bit relative to other solid-state memory.  Removable storage devices, such as USB and Flash memory cards, are used with applications such as personal computers, digital still cameras, MP3/4 players and mobile phones.  Embedded NAND-based storage devices are utilized in mobile phones, MP3/4 players, computers, solid-state drives ("SSD’s"), tablets and other personal and consumer applications.  The market for NAND products has grown rapidly and we expect it to continue to grow due to demand for these and other removable and embedded storage devices.

DRAM, NAND and NOR share common manufacturing processes, enabling us to leverage our product and process technologies and manufacturing infrastructure across these product lines.  Our NAND designs feature a small cell structure that enables higher densities for demanding applications.  We offer Single-Level Cell ("SLC") products and Multi-Level Cell ("MLC") NAND products, which have two or more times the bit density of SLC products.  In 2010, we offered SLC NAND products in 1 Gb, 2 Gb, 4 Gb and 8 Gb densities.  In addition, we offered 8 Gb, 16 Gb, 32 Gb and 64 Gb 2-bit-per-cell MLC NAND products and 32 Gb and 64 Gb 3-bit-per-cell MLC NAND products.  We offer high-speed NAND products that deliver much faster access by leveraging ONFI 2.0/2.1/2.2 specifications and a four-plane architecture with higher clock speeds.

We offer next-generation RealSSD™ solid-state drives for enterprise server and notebook applications which feature higher performance, reduced power consumption and enhanced reliability as compared to typical hard disk drives.  Using our SLC and MLC NAND process technology, these SSDs are offered in 2.5-inch and 1.8-inch form factors, with densities up to 256 gigabytes and as embedded USB devices with densities up to 16 gigabytes.  We expect that demand for SSD’s will increase significantly over the next few years.  We also offer NAND Flash in multichip packages ("MCP’s") that incorporate NAND Flash with other memory products to create a single package that simplifies design while improving performance and functionality.

Our Lexar subsidiary sells high-performance digital media products and other flash-based storage products through retail and original equipment manufacturing ("OEM") channels.  Our digital media products include a variety of Flash memory cards with a range of speeds, capacities and value-added features.  Our digital media products also include our JumpDrive™ products, which are high-speed, portable USB flash drives for consumer applications that serve a variety of uses, including floppy disk replacement and digital media accessories such as card readers and image rescue software.  We offer Flash memory cards in a variety of speeds and capacities and in all major media formats currently used by digital cameras and other electronic host devices, including:  CompactFlash, Memory Stick and Secure Digital Cards.  CompactFlash and Memory Stick products sold by us incorporate our patented controller technology.  Other products, including Secure Digital Card Flash memory cards and some JumpDrive products, incorporate third party controllers.  We sell products under our Lexar™ brand and manufacture products that are sold under other brand names, including pursuant to an agreement with Eastman Kodak Company to sell digital media products under the Kodak brand name.  We also resell Flash memory products that are purchased from other NAND Flash suppliers.

NOR Flash Memory ("NOR"):  NOR products are electrically re-writeable, non-volatile semiconductor memory devices that retain content when power is turned off, offer fast read times due to random access capability and have execute-in-place ("XiP") capability, which enables processors to read NOR without first accessing RAM.  These capabilities make NOR ideal for storing program code in wireless and embedded applications.   NOR sales from the May 7, 2010 acquisition of Numonyx were 5% of our total net sales for 2010.  NOR products are sold by the WSG and ESG segments.  We offer NOR products in scalable densities from 32 Mb to 2 Gb and in a wide range of voltages to meet embedded application design requirements.

We offer NOR in several product families to address different customer requirements for embedded and wireless applications.  For embedded applications, Axcell™ NOR products feature memories that are divided into blocks that can be erased independently to allow valid data to be preserved while old data is erased and offer higher flexibility in code storage via both asymmetrical and symmetrical block architecture.  These Axcell™ products feature flexible partition Read-While-Write/Erase (RWW/E) operation, which allows data to be read from one bank, or group of banks, while another bank is written or erased.

For wireless applications, we offer NOR flash in several product families to address a variety of applications.  "M Family" StrataFlash® cellular memory NOR products, manufactured on our advanced 65nm process technology, deliver the highest available density and performance in the market for XiP solutions.  "L Family" StrataFlash® cellular memory NOR products offer long-term solutions for legacy platform architectures.  "W Family" NOR products offer reliable solutions for designers looking for easy integration, low density and low power.

We also offer Forté™ serial flash memory NOR products to address applications that require small, low-power and cost-effective memory solutions.  Forté™ serial flash memory NOR products are offered in four product families to address different performance requirements.

Phase Change Memory ("PCM"):  PCM is a new memory technology that combines the best attributes of NOR, NAND and RAM, simplifying memory and producing more capabilities within a single chip.  PCM is bit-alterable, non-volatile memory featuring fast read/write/erase speeds that is highly scalable to lower line-width technologies.  We currently offer Omneo™ PCM products and are developing next generation PCM products.

All Other:  We manufacture CMOS image sensor products for Aptina Imaging Corporation ("Aptina") under a wafer supply agreement.  Our sales of these products are dependent on Aptina’s ability to successfully design and market its CMOS image sensor products to end customers.  We are also developing microdisplay and solar products.

Partnering Arrangements

The following is a summary of our partnering arrangements as of September 2, 2010:

	Partner(s)	Approximate Micron Ownership Interest	Formed/Acquired	Product Market

Consolidated Entities:
IMFT	Intel Corporation	51%	2006	NAND Flash	(1)
IMFS	Intel Corporation	57%	2007	NAND Flash	(1)
TECH	Canon Inc. and Hewlett-Packard Corporation	87%	1998	DRAM	(2)
MP Mask	Photronics, Inc.	50%	2006	Photomasks	(3)

Equity Method Investments:
Inotera	Nanya Technology Corporation	30%	2009	DRAM	(4)
MeiYa	Nanya Technology Corporation	50%	2008	DRAM	(4)
Transform	Origin Energy Limited	50%	2010	Solar Panels	(5)
Aptina	Riverwood Capital LLC and TPG Partners VI, L.P.	35%	2009	CMOS Image Sensors	(6)

(1)
IM Flash: We have partnered with Intel Corporation ("Intel") for the design, development and manufacture of NAND Flash products.  In connection therewith, we have formed two joint ventures with Intel to manufacture NAND Flash memory products for the exclusive benefit of the partners:  IM Flash Technologies, LLC ("IMFT") and IM Flash Singapore LLP ("IMFS") (collectively, "IM Flash").  The parties share the output of IM Flash generally in proportion to their investment in IM Flash.  We sell NAND Flash products to Intel through IM Flash at long-term negotiated prices approximating cost.  We generally share product design and other research and development costs equally with Intel.  In the second quarter of 2010, IM Flash commenced start-up activities, including placing purchase orders and preparing for tool installations, at its new 300mm wafer fabrication facility in Singapore.  Our interest in IMFS increased to 71% on October 5, 2010, at which time we obtained a majority of the seats of the board of managers of IMFS.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Consolidated Variable Interest Entities – NAND Flash joint ventures with Intel" note.)

(2)
TECH: We have a DRAM memory manufacturing joint venture in Singapore, TECH Semiconductor Singapore Pte. Ltd. ("TECH") among us, Canon Inc. ("Canon") and Hewlett-Packard Company ("HP").  As of September 2, 2010, we owned an approximate 87% interest in TECH.  Subject to specific terms and conditions of the joint venture agreements, we have agreed to purchase all of the products manufactured by TECH.  TECH’s semiconductor manufacturing facilities use our product and process technology.  The shareholders’ agreement for the TECH joint venture expires in April 2011.  In September 2009, TECH received a notice from HP that it does not intend to extend the TECH joint venture beyond April 2011.  We are in discussions with HP and Canon to reach a resolution of this matter.  The parties’ inability to reach a resolution prior to April 2011 could result in the sale of TECH’s assets and could require repayment of TECH’s credit facility ($348 million outstanding as of September 2, 2010).  As of September 2, 2010, the carrying value of TECH’s net assets was $1.1 billion.  TECH accounted for 45% of our total DRAM wafer production in 2010, including 48% in the fourth quarter of 2010.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – TECH Semiconductor Singapore Pte. Ltd." note.)

(3)
MP Mask: We produce photomasks for leading-edge and advanced next generation semiconductors through MP Mask Technology Center, LLC ("MP Mask"), a joint venture with Photronics, Inc. ("Photronics").  We and Photronics also have supply arrangements wherein we purchase a substantial majority of the reticles produced by MP Mask.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Consolidated Variable Interest Entities – MP Mask Technology Center, LLC." note.)

(4)
Inotera and MeiYa: We have partnered with Nanya Technology Corporation ("Nanya") for the design, development and manufacture of stack DRAM products, including the joint development of DRAM process technology.  In connection therewith, we have partnered with Nanya in two Taiwan DRAM memory companies, Inotera Memories, Inc. ("Inotera") and MeiYa Technology Corporation ("MeiYa").  We have a supply agreement with Inotera and Nanya which gives us the right and obligation to purchase 50% of Inotera’s semiconductor memory components subject to specific terms and conditions.  Under the formula for this supply agreement, all parties’ manufacturing costs related to wafers supplied by Inotera, as well as our and Nanya’s selling prices for the resale of products from wafers supplied by Inotera, are considered in determining costs for wafers from Inotera. We also partner with Nanya to jointly develop process technology and designs to manufacture stack DRAM products. In connection with the partnering agreement, we have also deployed and licensed certain intellectual property related to the manufacture of stack DRAM products to Nanya and licensed certain intellectual property from Nanya.  Under a cost sharing arrangement effective beginning in April 2010, we generally share DRAM development costs equally with Nanya.  In addition, in 2010, we began receiving royalties from Nanya for sales of stack DRAM products manufactured by or for Nanya with technology developed prior to April 2010.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments – Inotera and MeiYa DRAM Joint Ventures with Nanya" note.)

(5)
Transform: On December 18, 2009, we acquired a 50% interest in Transform Solar Pty Limited ("Transform"), a subsidiary of Origin Energy Limited ("Origin")  in exchange for nonmonetary assets with a fair value of $65 million, consisting of manufacturing facilities, equipment, intellectual property and a fully-paid lease to a portion of our Boise, Idaho manufacturing facilities.  Transform develops and manufactures photovoltaic solar panels.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments – Transform" note.)

(6)
Aptina: We manufacture CMOS image sensor products for Aptina under a wafer supply agreement.  Our ownership in Aptina constitutes 35% of Aptina’s total common and preferred stock and 64% of Aptina’s common stock.  Our investment in Aptina is accounted for as an equity method investment, in which we recognize our share of Aptina’s results of operations based on our 64% share of Aptina’s common stock.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments – Aptina" note.)

Manufacturing

Our manufacturing facilities are located in the United States, China, Israel, Italy, Japan, Malaysia, the Philippines, Puerto Rico and Singapore.  Our Inotera joint venture also has a wafer fabrication facility in Taiwan.  Our manufacturing facilities generally operate 24 hours per day, 7 days per week.  Semiconductor manufacturing is extremely capital intensive, requiring large investments in sophisticated facilities and equipment.  Most semiconductor equipment must be replaced every three to five years with increasingly advanced equipment.

Our process for manufacturing semiconductor products is complex, involving a number of precise steps, including wafer fabrication, assembly and test.  Efficient production of semiconductor products requires utilization of advanced semiconductor manufacturing techniques and effective deployment of these techniques across multiple facilities.  The primary determinants of manufacturing cost are die size, number of mask layers, number of fabrication steps and number of good die produced on each wafer.  Other factors that contribute to manufacturing costs are wafer size, cost and sophistication of manufacturing equipment, equipment utilization, process complexity, cost of raw materials, labor productivity, package type and cleanliness of the manufacturing environment.  We continuously enhance our production processes, reducing die sizes and transitioning to higher density products.  In the second half of 2010, most of our DRAM products were manufactured using our 50nm line-width process technology and we expect to transition our DRAM production to 42nm line-width process technology in 2011.  In 2010 we began transitioning production of our NAND Flash memory products to our 25nm line-width process technology and expect that most of our NAND Flash products will be manufactured with this process technology in 2011.  In 2010, we manufactured substantially all of our high-volume DRAM and NAND Flash products on 300mm wafers.  We manufactured NOR Flash, some specialty DRAM and CMOS image sensor products on 200mm wafers.

Wafer fabrication occurs in a highly controlled, clean environment to minimize dust and other yield- and quality-limiting contaminants.  Despite stringent manufacturing controls, equipment errors, minute impurities in materials, defects in photomasks, circuit design marginalities or defects and dust particles can lead to wafers being scrapped and individual circuits being nonfunctional.  Success of our manufacturing operations depends largely on minimizing defects to maximize yield of high-quality circuits.  In this regard, we employ rigorous quality controls throughout the manufacturing, screening and testing processes.  We are able to recover many nonstandard devices by testing and grading them to their highest level of functionality.

After fabrication, most silicon wafers are separated into individual die.  We sell semiconductor products in both packaged and unpackaged (i.e. "bare die") forms.  For packaged products, functional die are sorted, connected to external leads and encapsulated in plastic packages.  We assemble products in a variety of packages, including TSOP (thin small outline package), TQFP (thin quad flat package) and FBGA (fine pitch ball grid array).  Bare die products address customer requirements for smaller form factors and higher memory densities and provide superior flexibility for use in packaging technologies such as systems-in-a-package (SIPs) and multi-chip packages (MCPs), which reduce the board area required.

We test our products at various stages in the manufacturing process, perform high temperature burn-in on finished products and conduct numerous quality control inspections throughout the entire production flow.  In addition, we use our proprietary AMBYX™ line of intelligent test and burn-in systems to perform simultaneous circuit tests of DRAM die during the burn-in process, capturing quality and reliability data and reducing testing time and cost.

We assemble a significant portion of our memory products into memory modules.  Memory modules consist of an array of memory components attached to printed circuit boards ("PCBs") that insert directly into computer systems or other electronic devices.  We also contract with independent foundries and assembly and testing organizations to manufacture Lexar flash media products such as memory cards and USB devices.

We utilize subcontractors to perform a significant portion of our assembly, test and module assembly services.  Outsourcing these services enables us to reduce costs and minimize our capital investment.

In recent years, we have produced an increasingly broad portfolio of products, which enhances our ability to allocate resources to our most profitable products but also increases the complexity of our manufacturing process.  Although our product lines generally use similar manufacturing processes, our overall cost efficiency can be affected by frequent conversions to new products, the allocation of manufacturing capacity to more complex, smaller-volume parts and the reallocation of manufacturing capacity across various product lines.

NAND Flash joint ventures with Intel Corporation:  Our IM Flash joint ventures with Intel manufacture NAND Flash memory products for the exclusive benefit of the partners.  We share the output of IM Flash with Intel generally in proportion to their investment in IM Flash.  In the second quarter of 2010, IM Flash began moving forward with start-up activities in a new Singapore wafer fabrication facility, including placing purchase orders and tool installations that commenced in the first quarter of 2011.

Inotera:    Under a supply agreement with Inotera, we have the right and obligation to obtain 50% of Inotera’s output, estimated to be approximately 65,000 300mm DRAM wafer starts per month by the end of calendar 2010.  In 2010, Inotera substantially completed a transition of its manufacturing from trench DRAM process technology to our stack DRAM process technology.

TECH:  Our TECH joint venture in Singapore manufactures DRAM products using our product and process technology.  Subject to specific terms and conditions, we have agreed to purchase all of the products manufactured by TECH.  In 2010, TECH accounted for approximately 24% of our total wafer production and 45% of our total DRAM production.

MP Mask:  We produce photomasks for leading-edge and advanced next generation semiconductors through MP Mask.  We and Photronics also have supply arrangements wherein we purchase a substantial majority of the reticles produced by MP Mask.

Aptina Supply Agreement:  We manufacture CMOS image sensor products for Aptina under a wafer supply agreement.

(See "Partnering Arrangements")

Availability of Raw Materials

Our production processes require raw materials that meet exacting standards, including several that are customized for, or are unique to, us.  We generally have multiple sources and sufficient availability of supply; however, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards.  In some cases, materials are provided by a single supplier.  Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames, molding compound and other materials.  In addition, transportation problems could delay our receipt of raw materials.  Although raw materials shortages or transportation problems have not significantly interrupted our operations in the past, shortages may occur from time to time in the future.  Also, lead times for the supply of raw materials have been extended in the past.  If our supply of raw materials is interrupted, or lead times are extended, our results of operations could be adversely affected.

Marketing and Customers

Our products are sold into computing, consumer, networking, telecommunications, and imaging markets.  Approximately 45% of our net sales for 2010 were to the computing market, which includes desktop PCs, servers, notebooks and workstations.  Sales to Hewlett-Packard Company, primarily of DRAM, were 13% of our net sales in 2010.  Sales to Intel, primarily of NAND Flash from our IM Flash joint ventures, were 9% of our net sales in 2010, 20% of our net sales in 2009 and 19% of our net sales in 2008.

Our semiconductor memory products are offered under the Micron, Lexar®, Crucial™, SpecTek® and  Numonyx® brand names and private labels.  We market our semiconductor memory products primarily through our own direct sales force and maintain sales offices in our primary markets around the world.  We sell Lexar-branded NAND Flash memory products primarily through retail channels and our Crucial™-branded products primarily through a web-based customer direct sales channel.  Our products are also offered through independent sales representatives and distributors.  Independent sales representatives obtain orders subject to final acceptance by us and are compensated on a commission basis.  We make shipments against these orders directly to the customer.  Distributors carry our products in inventory and typically sell a variety of other semiconductor products, including competitors’ products.  We maintain inventory at locations in close proximity to certain key customers to facilitate rapid delivery of products.

We offer products designed to meet the diverse needs of computing, server, automotive, networking, commercial/industrial, consumer electronics, mobile, embedded, security and medical applications.  Many of our customers require a thorough review or qualification of semiconductor products, which may take several months.

Backlog

Because of volatile industry conditions, customers are reluctant to enter into long-term, fixed-price contracts.  Accordingly, new order volumes for our semiconductor products fluctuate significantly.  We typically accept orders with acknowledgment that the terms may be adjusted to reflect market conditions at the date of shipment.  For these reasons, we do not believe that our order backlog as of any particular date is a reliable indicator of actual sales for any succeeding period.

Product Warranty

Because the design and manufacturing process for semiconductor products is highly complex, it is possible that we may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses.  In accordance with industry practice, we generally provide a limited warranty that our products are in compliance with our specifications existing at the time of delivery.  Under our general terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances, we provide more extensive limited warranty coverage than that provided under our general terms and conditions.

Competition

We face intense competition in the semiconductor memory markets from a number of companies, including Elpida Memory, Inc.; Hynix Semiconductor Inc.; Samsung Electronics Co., Ltd; SanDisk Corporation; Spansion Inc. and Toshiba Corporation.  Some of our competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which we compete, invest in technology and capitalize on growth opportunities.  Our competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product designs resulting in significantly increased worldwide supply and downward pressure on prices.

Research and Development

Our process technology research and development ("R&D") efforts are focused primarily on development of successively smaller line-width process technologies, which are designed to facilitate our transition to next generation memory products.  Additional process technology R&D efforts focus on advanced computing and mobile memory architectures, the investigation of new opportunities that leverage our core semiconductor expertise and the development of new manufacturing materials.  Product design and development efforts are concentrated on our high density DDR3DRAM and LP-DDR2 mobile LPDRAM products as well as high density and mobile NAND Flash memory (including multi-level cell technology), NOR Flash memory, specialty memory, PCM and memory systems.

Our R&D expenses were $624 million, $647 million and $680 million in 2010, 2009 and 2008, respectively.  We generally share R&D process and design costs for NAND Flash equally with Intel and for DRAM equally with Nanya.  As a result of reimbursements under our NAND Flash and DRAM cost sharing arrangements with our joint venture partners, our overall R&D expenses were reduced by $155 million, $107 million and $148 million in 2010, 2009 and 2008, respectively.

To compete in the semiconductor memory industry, we must continue to develop technologically advanced products and processes.  We believe that expansion of our semiconductor product offerings is necessary to meet expected market demand for specific memory solutions.  Our process development center and largest design center are located at our corporate headquarters in Boise, Idaho.  We have several additional product design centers in other strategic locations around the world.  In addition, we develop leading edge photolithography mask technology at our MP Mask joint venture facility in Boise.

R&D expenses vary primarily with the number of development wafers processed, the cost of advanced equipment dedicated to new product and process development, and personnel costs.  Because of the lead times necessary to manufacture our products, we typically begin to process wafers before completion of performance and reliability testing.  We deem development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  R&D expenses can vary significantly depending on the timing of product qualification.

Geographic Information

Sales to customers outside the United States totaled $7.1 billion for 2010 and included $3.3 billion in sales to China, $817 million in sales to Malaysia, $777 million in sales to Europe, $711 million in sales to Taiwan, and $1.1 billion in sales to the rest of the Asia Pacific region (excluding China, Malaysia and Taiwan).  Sales to customers outside the United States totaled $3.9 billion for 2009 and $4.4 billion for 2008.  As of September 2, 2010, we had net property, plant and equipment of $3.9 billion in the United States, $2.2 billion in Singapore, $173 million in Italy, $111 million in Israel, $90 million in China, $81 million in Japan, and $60 million in other countries.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Geographic Information" note and "Item 1A. Risk Factors.")

Patents and Licenses

In recent years, we have been recognized as a leader in per capita and quality of patents issued.  As of September 2, 2010, we owned approximately 16,800 U.S. patents and 2,900 foreign patents.  In addition, we have numerous U.S. and foreign patent applications pending.  Our patents have terms expiring through 2029.

We have a number of patent and intellectual property license agreements.  Some of these license agreements require us to make one-time or periodic payments.  We may need to obtain additional patent licenses or renew existing license agreements in the future.  We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

In recent years, we have recovered some of our investment in technology through sales or license of intellectual property rights to joint venture partners and other third parties.  We are pursuing additional opportunities to recover our investment in intellectual property through additional sales or licenses of intellectual property and potential partnering arrangements.  On October 1, 2010, we entered into a 10-year patent cross-license agreement with Samsung Electronics Co., Ltd. ("Samsung").  Under the agreement, Samsung will pay us $275 million, with $200 million paid in October 2010, $40 million due January 31, 2011 and $35 million due March 31, 2011.  The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

Employees

As of September 2, 2010, we had approximately 25,900 employees, of which approximately 15,900 were outside the United States, including approximately 6,400 in Singapore, 3,400 in Italy, 1,500 in Japan, 1,300 in China and 1,200 in Israel.  Our employees include approximately 2,300 in our IM Flash joint ventures, primarily located in the United States, and approximately 1,800 are employees of our TECH joint venture, located in Singapore.  Our employment levels can vary depending on market conditions and the level of our production, research and product and process development.  Many of our employees are highly skilled and our continued success depends in part upon our ability to attract and retain such employees.  The loss of our key personnel could have a material adverse effect on our business, results of operations or financial condition.

Environmental Compliance

Government regulations impose various environmental controls on raw materials and discharges, emissions and solid wastes from our manufacturing processes.  In 2010, our wholly-owned wafer fabrication facilities continued to conform to the requirements of ISO 14001certification.  To continue certification, we met annual requirements in environmental policy, compliance, planning, management, structure and responsibility, training, communication, document control, operational control, emergency preparedness and response, record keeping and management review.  While we have not experienced any materially adverse effects to our operations from environmental regulations, changes in the regulations could necessitate additional capital expenditures, modification of our operations or other compliance actions.

Directors and Executive Officers of the Registrant

Our officers are appointed annually by the Board of Directors and our directors are elected annually by our shareholders.  Any directors appointed by the Board of Directors to fill vacancies on the Board serve until the next election by the shareholders.  All officers and directors serve until their successors are duly chosen or elected and qualified, except in the case of earlier death, resignation or removal.

As of September 2, 2010, the following executive officers and directors were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Name	Age	Position
Mark W. Adams	46	Vice President of Worldwide Sales
Steven R. Appleton	50	Chairman and Chief Executive Officer
D. Mark Durcan	49	President and Chief Operating Officer
Ronald C. Foster	59	Vice President of Finance and Chief Financial Officer
Glen W. Hawk	48	Vice President of Embedded Solutions
Roderic W. Lewis	55	Vice President of Legal Affairs, General Counsel and Corporate Secretary
Mario Licciardello	68	Vice President of Wireless Business Group
Patrick T. Otte	48	Vice President of Human Resources
Brian J. Shields	48	Vice President of Worldwide Operations
Brian M. Shirley	41	Vice President of DRAM Solutions
Teruaki Aoki	68	Director
James W. Bagley	71	Director
Robert L. Bailey	53	Director
Mercedes Johnson	56	Director
Lawrence N. Mondry	50	Director
Robert E. Switz	64	Director

Mark W. Adams joined us in June 2006.  From January 2006, until he joined us, Mr. Adams was the Chief Operating Officer of Lexar Media, Inc.  Mr. Adams served as the Vice President of Sales and Marketing for Creative Labs, Inc. from December 2002 to January 2006.  From March 2000 to September 2002, Mr. Adams was the Chief Executive Officer of Coresma, Inc.  Mr. Adams holds a BA in Economics from Boston College and an MBA from Harvard Business School.

Steven R. Appleton joined us in February 1983 and has served in various capacities since that time.  Mr. Appleton first became an officer in August 1989 and has served in various officer positions since that time.  From April 1991 until July 1992 and since May 1994, Mr. Appleton has served on our Board of Directors.  From September 1994 to June 2007, Mr. Appleton served as our Chief Executive Officer, President and Chairman of the Board of Directors.  From June 2007, Mr. Appleton served as our Chief Executive Officer and Chairman of the Board.  Mr. Appleton is a member of the Board of Directors of National Semiconductor Corporation.  Mr. Appleton holds a BA in Business Management from Boise State University.

D. Mark Durcan joined us in June 1984 and has served in various positions since that time.  Mr. Durcan was appointed our Chief Operating Officer in February 2006 and President in June 2007.  Mr. Durcan has been an officer since 1996.  Mr. Durcan holds a BS and MChE in Chemical Engineering from Rice University.

Ronald C. Foster joined us in April 2008 and is the Chief Financial Officer and Vice President of Finance.  In this position, Mr. Foster has oversight responsibilities of the financial aspects of Micron’s worldwide operations.  He was appointed to his current position in 2008 after serving as a member of the Board of Directors from June 2004 to April 2005.  Before joining Micron, Mr. Foster was the chief financial officer of FormFactor, Inc.  He previously served as the Chief Financial Officer for JDS Uniphase, Inc., and Novell, Inc., and has held senior financial management positions at Hewlett-Packard and Applied Materials.  He is currently a member of the Board of Directors of Luxim, Inc.  Mr. Foster holds a master’s degree in business administration from the University of Chicago and a bachelor’s degree in economics from Whitman College.

Glen W. Hawk joined us in May 2010 and serves as our Vice President of Embedded Solutions.  Mr. Hawk served as the Vice President and General Manger of the Embedded Business Group for Numonyx from 2008 to May 2010.  Prior to Numonyx, Mr. Hawk served as General Manager of the Flash Product Group for Intel Corporation.  Mr. Hawk holds a BS degree in Chemical Engineering from the University of California, Berkeley.

Roderic W. Lewis joined us in August 1991 and has served in various capacities since that time.  Mr. Lewis has served as our Vice President of Legal Affairs, General Counsel and Corporate Secretary since July 1996.  Mr. Lewis holds a BA in Economics and Asian Studies from Brigham Young University and a JD from Columbia University School of Law.

Mario Licciardello joined us in May 2010 and serves as our Vice President of Wireless Business Group.  Mr. Licciardello served as the Chief Operating Officer for Numonyx since its inception in 2008 through May 2010.  Prior to Numonyx, Mr. Licciardello served as Corporate Vice President and General Manager of the Flash Memories Group at STMicroelectronics N.V.  Mr. Licciardello holds a BS degree in Physics from the University of Catania, Italy.

Patrick T. Otte joined us in 1987 and has served in various positions of increasing responsibility, including production and operations manager in several of our fabrication facilities and site director for our facility in Manassas, Virginia.  Mr. Otte has served as our Vice President of Human Resources since March 2007.  Mr. Otte holds a Bachelor of Science degree from St. Paul Bible College in Minneapolis, Minnesota.

Brian J. Shields joined us in November 1986 and has served in various operational positions with us.  Mr. Shields first became an officer in March 2003 and was Vice President of Wafer Fabrication starting December 2005 and has served as Vice President of Worldwide Operations from June, 2010.

Brian M. Shirley joined us in August 1992 and has served in various positions since that time.  Mr. Shirley became Vice President of Memory in February 2006 and has served as Vice President of DRAM Solutions from June, 2010.  Mr. Shirley holds a BS in Electrical Engineering from Stanford University.

Teruaki Aoki has served as President of Sony University since April 2005.  Dr. Aoki has been associated with Sony since 1970 and has held various executive positions, including Senior Executive Vice President and Executive Officer of Sony Corporation as well as President and Chief Operating Officer of Sony Electronics, a U.S. subsidiary.  Dr. Aoki holds a Ph.D. in Material Sciences from Northwestern University as well as a BS in Applied Physics from the University of Tokyo.  He was elected as an IEEE Fellow in 2003 and serves as Advisory Board Member of Kellogg School of Management of Northwestern University.  Dr. Aoki also serves on the board of Citizen Holdings Co., Ltd. Dr. Aoki is the Chairman of the Board’s Compensation Committee.  He has served on our Board of Directors since 2006.

James W. Bagley became the Executive Chairman of Lam Research Corporation ("Lam"), a supplier of semiconductor manufacturing equipment, in June 2005.  From August 1997 through June 2005, Mr. Bagley served as the Chairman and Chief Executive Officer of Lam. Mr. Bagley is a member of the Board of Directors of Teradyne, Inc.  He has served on our Board of Directors since June 1997.  Mr. Bagley holds a MS and BS in Electrical Engineering from Mississippi State University.

Robert L. Bailey has been Chairman of the Board of Directors of PMC-Sierra ("PMC") since 2005 and also served as PMC’s Chairman from February 2000 until February 2003.  Mr. Bailey has been a director of PMC since October 1996.  He also served as the President and Chief Executive Officer of PMC from July 1997 until May 2008.  PMC is a leading provider of broadband communication and semiconductor storage solutions for the next-generation Internet.  Mr. Bailey currently serves on the Board of Directors of Entropic Communications.  Mr. Bailey holds a BS degree in Electrical Engineering from the University of Bridgeport and an MBA from the University of Dallas.  He has served on our Board of Directors since 2007.

Mercedes Johnson was the Senior Vice President and Chief Financial Officer of Avago Technologies Limited, a supplier of analog interface components for communications, industrial and consumer applications, from December 2005 to August 2008.  She also served as the Senior Vice President, Finance, of Lam from June 2004 to January 2005 and as Lam’s Chief Financial Officer from May 1997 to May 2004.  Ms. Johnson holds a degree in Accounting from the University of Buenos Aires and currently serves on the Board of Directors for Intersil Corporation.  Ms. Johnson is the Chairman of the Board’s Audit Committee and has served on our Board of Directors since 2005.

Lawrence N. Mondry was the President and Chief Executive Officer of CSK Auto Corporation ("CSK"), a specialty retailer of automotive aftermarket parts, from August 2007 to July 2008.  Prior to his appointment at CSK, Mr. Mondry served as the Chief Executive Officer of CompUSA Inc. from November 2003 to May 2006.  Mr. Mondry joined CompUSA in 1990.  Mr. Mondry is the Chairman of the Board’s Governance Committee and Presiding Director. He has served on our Board of Directors since 2005.

Robert E. Switz is currently Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., ("ADC"), a supplier of network infrastructure products and services.  Mr. Switz has been President and Chief Executive officer of ADC since August 2003 and Chairman since August 2008.  He has been with ADC since 1994 and prior to his current position, served ADC as Executive Vice President and Chief Financial Officer.  Mr. Switz holds an MBA from the University of Bridgeport as well as a degree in Marketing/Economics from Quinnipiac University.  Mr. Switz also serves on the Board of Directors for ADC and Broadcom Corporation.  He has served on our Board of Directors since 2006.

There are no family relationships between any of our directors or executive officers.